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                                                                     Exhibit 8.3

                         AMERITRANS CAPITAL CORPORATION

                        1999 INCENTIVE STOCK OPTION PLAN

         The purpose of the 1999 Incentive Stock Option Plan (the "Plan") is to attract and retain key employees of Ameritrans Capital Corporation (the "Company") and its affiliates, to provide an incentive for them to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company by the granting of Incentive Stock Options (individually referred to herein as an "Option" and collectively as "Options") to purchase the Company's common stock, par value $0.0001 par value (the "Common Stock").

1.       Administration of the Plan.

         The administration of the Plan shall be under the general supervision of the 1999 Employee Plan Committee of the Board of Directors of the Company (the "1999 Employee Plan Committee"). Within the limits of the Plan, the 1999 Employee Plan Committee shall determine the individuals to whom, and the times at which, Options shall be granted, the type of Option to be granted, the duration of each Option, the price and method of payment for each Option, and the time or times within which (during its term) all or portions of each Option may be exercised. The 1999 Employee Plan Committee may establish such rules as it deems necessary for the proper administration of the Plan, make such determinations and interpretations with respect to the Plan and Options granted under it as may be necessary or desirable and include such further provisions or conditions in Options granted under the Plan as it deems advisable. To the extent permitted by law, the 1999 Employee Plan Committee may delegate its authority under the Plan to a sub-committee of the 1999 Employee Plan Committee.

2.       Shares Subject to the Plan.

         (a) Number of Shares. The aggregate number of shares of Common Stock of the Company which may be optioned under the Plan is 125,000 shares. In the event that the 1999 Employee Plan Committee in its discretion determines that any stock dividend, split-up, combination or reclassification of shares, recapitalization or other similar capital change affects the Common Stock such that adjustment is required in order to preserve the benefits or potential benefits of the Plan or any Option granted under the Plan, the maximum aggregate number and kind of shares or securities of the Company as to which Options may be granted under the Plan and as to which Options then outstanding shall be exercisable, and the option price of such Options, shall be appropriately adjusted by the 1999 Employee Plan Committee (whose determination shall be conclusive) so that the proportionate number of shares or other securities as to which Options may be granted and the proportionate interest of holders of outstanding Options shall be maintained as before the occurrence of such event.

         (b) Effect of Certain Transactions. In order to preserve a Participant's (as defined below) rights under an Option in the event of a change in control of the Company, the 1999 Employee Plan Committee in its discretion may, at the time an Option is made or at any time thereafter, take one or more of the following actions: (i) provide for the acceleration of any time period relating to the exercise or payment of the Option, (ii) provide for payment to the Participant of cash or other property with a fair market value equal to the amount that would have been received upon the exercise or payment of the Option had the Option been exercised or paid upon the change in control, (iii) adjust the terms of the Option in a manner determined by the 1999 Employee Plan Committee to reflect the change in control, (iv) cause the Option to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the 1999 Employee Plan Committee may consider equitable to the Participant and in the best interests of the Company, provided such action shall comply with Section 424 of the Code and will not render any Incentive Stock Option granted hereunder to be other than an incentive stock option for purposes of Section 422 of the Code.

         (c) Restoration of Shares. If any Option expires or is terminated unexercised or is forfeited for any reason, the shares subject to such Option, to the extent of such expiration, termination or


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forfeiture, shall again be available for granting pursuant to Options under the
Plan, subject, however, in the case of Incentive Stock Options, to any requirements under the Code (as defined below).

         (d) Reservation of Shares. The Company shall at all times while the Plan is in force reserve such number of shares of Common Stock as will be sufficient to satisfy the requirements of the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

3.       Grant of Options; Eligible Persons.

         (a) Types of Options. Options shall be granted under the Plan either as incentive stock options ("Incentive Stock Options"), as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or as Options that do not meet the requirements of Section 422 ("Nonstatutory Stock Options"). Options may be granted from time to time by the 1999 Employee Plan Committee, within the limits set forth in Sections 1 and 3 of the Plan, to all employees of the Company or of any parent corporation or subsidiary corporation of the Company (as defined in Sections 424(e) and (f), respectively, of the Code) (such individuals collectively referred to herein as "Participants").

         (b) Date of Grant. The date of grant for each Option shall be the date on which it is approved by the 1999 Employee Plan Committee or such later date as the 1999 Employee Plan Committee may specify. No Incentive Stock Options shall be granted hereunder after ten years from the date on which the Plan was approved by the Board of Directors.

4.       Form of Options.

         Options granted hereunder shall be evidenced by a writing delivered to the optionee specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the 1999 Employee Plan Committee considers necessary or advisable to achieve the purposes of the Plan or comply with applicable tax and regulatory laws and accounting principles. The form of such Options may vary among optionees.

5.       Option Price.

         The price at which shares may from time to time be optioned shall be determined by the 1999 Employee Plan Committee, provided that such price shall not be less than the current market value of the Common Stock on the date of grant, and provided further that no Incentive Stock Option shall be granted to any individual who is ineligible to be granted an Incentive Stock Option because his ownership of stock of the Company or its parent or subsidiary corporations exceeds the limitations set forth in Section 422(b)(6) of the Code unless such option price is at least 110% of the current market value of the Common Stock on the date of grant.

         To the extent permitted by law, the 1999 Employee Plan Committee may in its discretion permit the option price to be paid in whole or in part by a note or in installments or with shares of Common Stock of the Company or such other lawful consideration as the 1999 Employee Plan Committee may determine.

6.       Term of Option and Dates of Exercise.

         (a) Exercisability. The 1999 Employee Plan Committee shall determine the term of all Options, the time or times that Options are exercisable and whether they are exercisable in installments, provided that the term of each Option granted under the Plan shall not exceed a period of ten years from the date of its grant, and provided further that no Incentive Stock Option shall be granted to any individual who is ineligible to be granted such Option because his ownership of stock of the Company or its parent or subsidiary corporations exceeds the limitations set forth in Section 422(b)(6) of the Code unless the term of his Incentive Stock Option does not exceed a period of five years from the date of its grant. In the absence of such determination, the Option shall be exercisable at any time or from time to time, in whole or in part, during a period of ten years from the date of its grant or, in the case of an Incentive Stock Option, the maximum term of such Option.


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         (b) Effect of Disability, Death or Termination of Employment. The 1999
Employee Plan Committee shall determine the effect on an Option of the disability, death, retirement or other termination of employment of an optionee and the extent to which, and during the period which, the optionee's estate, legal representative, guardian, or beneficiary on death may exercise rights thereunder. Any beneficiary on death shall be designated by the optionee, in the manner determined by the 1999 Employee Plan Committee, to exercise rights of the optionee in the case of the optionee's death.

         (c) Other Conditions. The 1999 Employee Plan Committee may impose such conditions with respect to the exercise of Options, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

         (d) Withholding. The optionee shall pay to the Company, or make provisions satisfactory to the 1999 Employee Plan Committee for payment of, any taxes required by law to be withheld in respect of any Options under the Plan no later than the date of the event creating the tax liability. The Company and any parent corporation or subsidiary corporation of the Company (as defined in Sections 424(e) and (f), respectively, of the Code) may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the optionee.

         (e) Amendment of Options. The 1999 Employee Plan Committee may amend, modify or terminate any outstanding Option, including substituting therefor another Option of the same or different type, changing the date of exercise or realization and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the optionee's consent to such action shall be required unless the 1999 Employee Plan Committee determines that the action, taking into account any related action, would not materially and adversely affect the optionee.

7.       Non-transferability.

         Options granted under the Plan shall not be transferable by the holder thereof otherwise than by will or the laws of descent and distribution or, in the case of a Nonstatutory Stock Option, to the extent consistent with qualifying for the exemption provided by Rule 16b-3 under the Securities Exchange Act of 1934 (the "Exchange Act"), pursuant to a qualified domestic relations order, and shall be exercisable, during the holder's lifetime, only by him or her or such permitted transferee.

8.       No Right to Employment.

         No persons shall have any claim or right to be granted an Option, and the grant of an Option shall not be construed as giving an optionee the right to continued employment. The Company expressly reserves the right at any time to dismiss an optionee free from any liability or claim under the Plan, except as specifically provided in the applicable Option.

9.       No Rights as a Shareholder.

         Subject to the provisions of the applicable Option, no optionee or any person claiming through an optionee shall have any rights as a shareholder with respect to any shares of Common Stock to be distributed under the plan until he or she becomes the holder thereof.

10.      Amendment or Termination.

         The Board of Directors of the Company may amend, suspend or terminate the Plan or any portion thereof at any time, subject to any shareholder approval that the Board of Directors determines to be necessary or advisable, provided that the Participant's consent will be required for any amendment, suspension or termination that would adversely affect the rights of the Participant under any outstanding Options.

11.      Adjustment of Shares; Merger or Consolidation, Etc. of the Company.

         (a) Recapitalization, Etc. In the event there is any change in the outstanding Common Stock of the Company by reason of any reorganization, recapitalization, stock split, stock dividend, combination


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of shares, or otherwise, there shall be substituted for or added to each share of Common Stock theretofore appropriated or thereafter subject, or which may become subject, to any Option, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged, or to which each such share shall be exchanged, or to which each such share shall be entitled, as the case may be, and the per share price thereof also shall be appropriately adjusted. Notwithstanding the foregoing, (i) each such adjustment with respect to an Incentive Stock Option shall comply with the rules of Section 424(a) of the Code and (ii) in no event shall any adjustment be made which would render any Incentive Stock Option granted hereunder to be other than an incentive stock option for purposes of Section 422 of the Code.

         (b) Merger, Consolidation, or Change in Control of Company. Upon (i) the merger or consolidation of the Company with or into another corporation (pursuant to which the stockholders of the Company immediately prior to such merger or consolidation will not, as of the date of such merger or consolidation, own a beneficial interest in shares of voting securities of the corporation surviving such merger or consolidation having at least a majority of the combined voting power of such corporation's then outstanding securities), if the agreement of merger or consolidation does not provide for (1) the continuance of the Options granted hereunder or (2) the substitution of new options for Options granted hereunder, or for the assumption of such Options by the surviving corporation, (ii) the dissolution, liquidation, or sale of all or substantially all the assets of the Company to a person unrelated to the Company or to a direct or indirect owner of a majority of the voting power of the Company's then outstanding voting securities (such sale of assets being referred to as an "Asset Sale") or (iii) the Change in Control of the Company, then the holder of any such Option theretofore granted and still outstanding (and not otherwise expired) shall have the right immediately prior to the effective date of such merger, consolidation, dissolution, liquidation, Asset Sale, or Change in Control of the Company to exercise such Option(s) in whole or in part without regard to any installment provision that may have been made part of the terms and conditions of such Option(s); provided that all conditions precedent to the exercise of such Option(s), other than the passage of time, have occurred. The Company, to the extent practicable, shall give advance notice to affected Optionees of such merger, consolidation, dissolution, liquidation, Asset Sale, or Change in Control of the Company. Unless otherwise provided in the subject award agreement or merger, consolidation, or Asset Sale agreement, all such Options which are not so exercised shall be forfeited as of the effective time of such merger, consolidation, dissolution, liquidation, or Asset Sale (but not in the case of a Change in Control of the Company). In the event the Company becomes a subsidiary of another corporation (the "Parent Company") with respect to which the stockholders of the Company (as determined immediately before such transaction) own, immediately after such transaction, a beneficial interest in shares of voting securities of the Parent Company having at least a majority of the combined voting power of such Parent Company's then outstanding securities, there shall be substituted for Options granted hereunder, options to purchase common stock of the Parent Company. The substitution described in the immediately preceding sentence shall be effected in a manner such that any option granted by the Parent Company to replace an incentive stock option granted hereunder shall satisfy the requirements of Section 422 of the Code. Notwithstanding the foregoing, the holder of any such Option shall not have the right to exercise such Option if such exercise would render any Incentive Stock Options granted hereunder to be other than an incentive stock option for purposes of Section 422 of the Code.

         (c) Definition of Change in Control of the Company. As used herein, a "Change in Control of the Company" shall be deemed to have occurred if any person (including any individual, firm, partnership or other entity), together with all Affiliates and Associates (as defined under Rule 12b-2 of the General Rules and Regulations promulgated under the Exchange Act) of such person (but excluding (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, (ii) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Company, (iii) the Company or any subsidiary of the Company, or (iv) only as provided in the immediately following sentence, a Participant together with all Affiliates and Associates of the Participant) who is not a stockholder or an Affiliate or Associate of a stockholder of the Company on the date of stockholder approval of the Plan is or becomes the beneficial Owner (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company's then outstanding securities. The provisions of clause (iv) of the immediately preceding sentence shall apply only with respect to the Option(s) held by the Participant who, together with his


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Affiliates or Associates, if any, is or becomes the direct or indirect
Beneficial Owner of the percentage of securities set forth in such clause.

12.      Stockholder Approval.

         The Plan is subject to approval by the stockholders of the Company by the affirmative vote of the holders of a majority of the shares of capital stock of the Company entitled to vote thereon and present or represented at a meeting duly held in accordance with the laws of the State of New York, or by any other action that would be given the same effect under the laws of such jurisdiction, which action in either case shall be taken within twelve (12) months from the date the Plan was adopted by the Board of Directors.

         In the event such approval is not obtained, all Options granted under the Plan shall be void and without effect.

13.      Governing Law.

         The provisions of the plan shall be governed by and interpreted in accordance with the laws of the State of New York.

14. Successor to Elk Associates Funding Corporation Non-Employee Director Stock Option Plan.

         (a) Notwithstanding anything herein, this Plan shall be effective only upon the consummation of a Share Exchange Plan with Elk Associates Funding Corporation ("Elk") pursuant to which each outstanding share of the common stock, par value $0.01 per share of Elk (the "Elk Common Stock"), would vest in the Company, Elk would become a wholly-owned subsidiary of Ameritrans, and the holders of all the outstanding shares of Elk Common Stock would become the stockholders of the Company and receive one share of the Company for each share of Elk owned (the "Share Exchange").

         (b) Upon completion of the Share Exchange, and without any further action on the part of the Company or of Elk, this Plan will be deemed to be the successor plan to the Elk Associates Funding Corporation 1998 Incentive Stock Option Plan (the "Elk 1998 Incentive Plan"), and options issued under the Elk 1998 Incentive Plan will be deemed to have been issued pursuant to this Plan, and (iii) upon consummation of the Share Exchange, options, if any, granted under the Elk 1998 Incentive Plan would be treated as options granted under this Plan and will be exercisable only to purchase shares of the Company's Common Stock.

         This Plan was approved by the Board of Directors on May 21, 1999. This Plan was approved by the Shareholders on May 21, 1999.